CFO Commentary on Second Quarter FY 2011 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results
Revenue for the second quarter of fiscal 2011 was $811.2 million, down 19.0 percent from $1.0 billion in the prior quarter.  Revenue was up 4.5 percent from that of a year ago.

Reflected in the second quarter results is a net charge of $193.9 million related to a previously disclosed weak die/packaging material set.  The second quarter results also include a large inventory write-down.  Each of these items is discussed in more detail below.

GAAP gross margin for the quarter was 16.6 percent, which was down 29.0 percentage points from the prior quarter’s gross margin of 45.6 percent.

GAAP net loss for the quarter was $141.0 million, or $0.25 per share, compared with GAAP net income of $137.6 million, or $0.23 per diluted share, in the prior quarter.

Excluding the charge for the weak die/packaging material set and the associated tax impact, non-GAAP net income for the quarter was $20.1 million, or $0.03 per diluted share.

Revenue

(in millions)	Q2’11	Q1’11	Q/Q %
GPU	$550.4	$780.9	-29.5%
Professional Solutions	215.1	189.7	+13.4%
Consumer Products	45.7	31.2	+46.5%
Total	$811.2	$1,001.8	-19.0%

Business conditions in the second quarter rapidly changed in our key segments and regions.  As we entered the second quarter, rising memory costs and the weakness of the Euro increased end market prices of graphics add-in cards.  In addition, the growing economic concerns in Europe and China began to create pressure on discretionary spending.  As a result, the market moved towards lower-cost GPUs and PCs with integrated graphics.   These issues disproportionately affected NVIDIA for two reasons.  Firstly, our product strategy is oriented more towards the higher-end of the market.  Secondly, our discrete GPU attach rates in Europe and China are the highest in the world, and our share in both those regions is very high.  As a result, we inevitably lost some share and missed our original revenue outlook.

In July, we launched our GeForce® GTX 460 into the $199 to $249 segment.  It has sold well and continues to gain share.  The GeForce GTX 470 and GeForce GTX 480 continue to do well at the high-end.

Revenue for our Professional Solutions business, which includes workstation graphics and computing, represented 26.5 percent of total company revenue and was up 13.4 percent over the prior quarter.   Quadro® professional graphics was up slightly and our computing business was up significantly, again setting a new record.

Our Consumer Products business, which includes smartphone and tablet products, as well as embedded entertainment, represented 5.6 percent of total revenue and was up 46.5 percent over the prior quarter.  Substantially all of this increase was attributable to Tegra®, our mobile system on chip targeted for today’s low power mobile applications.

Special Charge:
During the second quarter we recorded an additional net charge of $193.9 million related to a weak die/packaging material set that was used in certain versions of our previous generation MCP and GPU products shipped before July 2008 and used in notebook configurations.  The charge includes additional remediation costs as well as the estimated costs of a pending settlement of a class action lawsuit related to this matter.  Together with the $282.0 million of net charges we announced previously related to this same issue, this brings the total net charge to $475.9 million.

The extra remediation costs are primarily due to additional platforms from late failing systems that we had not previously considered to be at risk and, to a lesser extent, higher remediation costs per unit.  No new types of chips are involved.

Analysis of the anticipated costs is subject to many uncertainties but, two years after we shipped the last affected chip, data from customers indicates that the failure rates of most systems are decreasing.  Furthermore, we now test explicitly for this failure mode and have not seen any issues with the newer material sets.

Also during the second quarter, NVIDIA reached a settlement with the plaintiffs of a class action lawsuit, consolidated in the District Court for the Northern District of California in April 2009, related to this same matter.  Part of the charge we took relates to the cost of implementing this settlement.  The settlement is subject to certain approvals, including final approval by the court.

Of the $193.9 million charge, $181.2 million was charged to cost of revenue and $12.7 million to SG&A.

Gross Margin
GAAP gross margin of 16.6 percent for the second quarter was unfavorably impacted by two significant events.  Firstly, GAAP gross profit was impacted by the aforementioned charge.    Secondly, the unexpected consumer PC market weakness resulted in excess inventory of certain, primarily older generation, products.  As a consequence, our second quarter results include charges for a large inventory write-down.

Excluding each of these items, gross margins would have exceeded our outlook.

Expenses and Other
GAAP operating expenses for the second quarter were $309.5 million.  However, this figure includes $12.7 million related to the weak die/packaging material charge.  Excluding this amount, non-GAAP operating expenses were $296.8 million, down $12.2 million over the prior quarter.  The underlying decrease was the result of cost reduction initiatives across the business rather than one single item.

Our tax provision for the quarter was a benefit of $28.1 million as a result of the reported GAAP net loss.

Balance Sheet
Accounts receivable at the end of the quarter were $395.9 million, down $133.7 million sequentially.  Most of this decrease was the result of the decrease in revenue compared to the prior quarter and strong collections performance.  Our DSO at quarter-end was 44 days, down 4 days relative to the prior quarter.

Inventories at the end of the quarter were $434.2 million, up 11.9 percent over the prior quarter.  Notwithstanding the inventory write-downs, inventory was up as a result of lower actual revenue than was planned early in the first quarter when we made wafer start commitments.  Our manufacturing cycle time is approximately four months.  We made appropriate adjustments to our build plans over the course of the second quarter, but we do not expect these corrections to meaningful impact our inventory levels until the fourth quarter.  Net of the inventory write-downs we took in the second quarter, we believe the inventory mix in our current pipeline is aligned with current market demand.

On a related note, channel inventory was down quarter-over-quarter.

Depreciation and amortization expense for the second quarter amounted to $46.6 million.  Stock-based compensation was $24.6 million.  Capital expenditures were $37.6 million.

Cash flow provided by operating activities was $34.3 million during the second quarter.  Free cash flow used in the second quarter was slightly negative at $3.3 million with the principle contributors being strong collections offset by added inventory.

Cash, cash equivalents and marketable securities at the end of the quarter were $1.77 billion, modestly up over the prior quarter.

Third Quarter Outlook
Our outlook for the third quarter of fiscal 2011 is as follows:

•	Revenue is expected to be up 3 to 5 percent from the second quarter.
•	GAAP gross margin is expected to increase to 46.5 to 47.5 percent.
•	GAAP operating expenses are expected to be approximately $300 million.
•	GAAP tax rate of 17 to 19 percent.

We estimate depreciation and amortization to be modestly up when compared to the second quarter.  Capital expenditures are expected to be approximately $100 million, primarily related to engineering software license renewals.

Diluted shares for the third quarter are expected to be approximately 586 million.
______________

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per share and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation MCP and GPU products, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, and the associated tax impact of these items, where applicable.  Free cash flow is calculated as GAAP net cash provided by or used in operating activities, less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company’s financial outlook for the third quarter of fiscal 2011 and the pending settlement of the class action lawsuit; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended May 2, 2010.  Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2010 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Fermi, Quadro and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended					Six Months Ended
	August 1,		May 2,	July 26,		August 1,		July 26,
	2010		2010	2009		2010		2009

GAAP gross profit	$134,292		$456,377	$156,723		590,669		346,419
GAAP gross margin	16.6%		45.6%	20.2%		32.6%		24.0%

Net charge against cost of revenue arising from a weak die/packaging material set	181,193	(A)	-	119,993	(A)	181,193	(A)	119,993	(A)
Stock option purchase charge related to cost of revenue	-		-	-		-		11,412	(B)
Non-GAAP gross profit	$315,485		$456,377	$276,716		$771,862		$477,824
Non-GAAP gross margin	38.9%		45.6%	35.6%		42.6%		33.2%

GAAP operating expenses	$309,499		$308,984	$266,830		618,483		687,491
Net charge against operating expenses arising from a weak die/packaging material set	(12,705)	(A)	-	939	(A)	(12,705)	(A)	939	(A)
Stock option purchase charge related to operating expenses	-		-	-		-		(128,829)	(B)
Non-GAAP operating expenses	$296,794		$308,984	$267,769		$605,778		$559,601

GAAP net income (loss)	$(140,961)		$137,594	$(105,302)		(3,367)		(306,640)
Net charge arising from a weak die/packaging material set	193,898	(A)	-	119,054	(A)	193,898	(A)	119,054	(A)
Stock option purchase charge	-		-	-		-		140,241	(B)
Income tax impact of non-GAAP adjustments	(32,828)	(C)	-	(3,080)	(C)	(32,828)	(C)	(11,580)	(C)
Non-GAAP net income (loss)	$20,109		$137,594	$10,672		$157,703		$(58,925)

Diluted net income (loss) per share
GAAP	$(0.25)		$0.23	$(0.19)		$(0.01)		$(0.56)
Non-GAAP	$0.03		$0.23	$0.02		$0.27		$(0.11)

Shares used in GAAP diluted net income (loss) per share computation	572,764		590,997	546,639		569,971		544,463
Cumulative impact of non-GAAP adjustments	9,609	(D)	-	15,183	(D)	17,165	(D)	-
Shares used in non-GAAP diluted net income (loss) per share computation	582,373		590,997	561,822		587,136		544,463

Metrics:
GAAP net cash flow provided by / (used in) operating activities	$34,344		$(5,397)	$135,117		$28,947		$277,245
Purchase of property and equipment and intangible assets	(37,644)		(17,080)	(17,656)		(54,724)		(38,433)
Free cash flow	$(3,300)		$(22,477)	$117,461		$(25,777)		$238,812

(A) Excludes a charge related to the weak die/packaging material set, net of insurance reimbursement.
(B) During the three months ended April 26, 2009, the Company completed a tender offer to purchase outstanding stock options which resulted in a charge of $140.2 million, $11.4 million of which was associated with cost of revenue and $128.8 million with operating expenses.

(C) The income tax impact of non-GAAP adjustments has only been reported during fiscal quarters that include other GAAP to non-GAAP reconciling items, as well as in the full fiscal year results during which the GAAP to non-GAAP reconciling items occur. As such, any effective tax rate differences between GAAP and non-GAAP results that result from such adjustments have not been reported separately in the non-GAAP results for a fiscal quarter that does not contain other GAAP to non-GAAP reconciling items.

(D) Reflects an adjustment to diluted shares to reflect a non-GAAP net income versus a GAAP net loss.